SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           FORM 8-K

                       CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report: June 8, 2001
              (Date of earliest event reported)


                   USFREIGHTWAYS CORPORATION
       (Exact name of registrant as specified in its charter)


        Delaware                           0-19791                 36-3790696
(State or other jurisdiction of
incorporation or organization)     (Commission File No.)       (IRS Employer
                                                         Identification Number)

8550 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois            60631
(Address of principal executive offices)                        (Zip Code)

                             (773) 824-1000
            (Registrant's telephone number, including area code)

                                  N/A
           (Former name or former address, if changed since last report)

Item 9.         Regulation FD Disclosure.

The following information is included in this document as a result of USFreightways' policy regarding public disclosure of corporate information. USFreightways Corporation will make the following information available in question and answer form on its website, at www.usfreightways.com under the spirit of the Securities and Exchange Commission's Disclosure Rules effective October 23, 2000 ("Reg FD").

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for USFreightways' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.


RESPONSES TO SELECTED QUESTIONS REGARDING
THE USFREIGHTWAYS MID-QUARTER CONFERENCE CALL

1. Have you encountered increased price competition from the private regional firms?

As in all prior periods, there are always competitive forces trying to obtain market share using price as leverage. However, yields are holding up surprisingly well given the current state of the economy. In general, there seems to be rational pricing in the marketplace at this time.

2. LTL rates appear to be holding steady, but is this the case for large corporate contracts that are expiring now, right in the middle of this slowdown? As of now, are you planning to go to the market in the Fall with a GRI? If yes, will the magnitude be similar to previous years, or lower, and if lower, roughly how much lower?

As in past years, we intend to take a General Rate Increase. The exact amount and timing will be forthcoming. By and large we expect acceptance of a general rate increase, although some large accounts under contract may use their volume to seek lower pricing than the GRI.

3. In terms of the economy, have there been any areas of surprising strength or weakness either by industry or geography?

We all are well aware by now of the weakness in the automotive sector, and to date we see little change here. Heavy truck manufacturing reflects the same weakness. The depth of the chemical industry downturn has provided greater weakness in this sector than anticipated early in the year. Retail has continued generally strong through the spring. There are no specific industries where we see any signs of surprising strength.

From a geographic standpoint the energy crisis in California is having a negative impact in some areas. The 13 Northeastern states we serve are the worst with conditions being particularly bad in New England. The Midwest continues to experience sluggishness throughout our entire service area.

4. I show you generating perhaps twice as much free cash flow in 2001 as in 2000, due mostly to the sharp cuts in capex. If you don't make acquisitions what will you do with the free cash flow?

We are looking at a number of opportunities for the cash freed up by our current prudent spending. Timely acquisitions or liquid securities are possibilities. Depending on the market value of our stock, we may entertain the idea of buying some of the 500,000 shares of stock outstanding in our current repurchase plan.

5. How many headcount reductions have there been year-to-date/quarter-to-date? If none, at which point will USFC need to take such measures (timing)?

Headcount is down about 5 1/2% from the peak season last winter - approximately 1,000 people out of 18,000 total in trucking. This reduction is a combination of natural attrition and layoffs. Overall headcount is down by near 1,900 or 8%.

6. Along the lines of further terminal openings, are there plans to scale back capital outlays even further than those mentioned on the call? If additional spending can be cut, what is it likely to entail (i.e. terminals, revenue equipment, etc.)? Are there further areas of improvement in this area or is USFC reaching the fixed cost threshold that would result in an erosion of service levels or impede the company's efforts once the U.S. economy accelerates?

There are definite cost improvement plans that will continue to contribute to both the short and long term. We will not allow service to deteriorate. Our model is immediately flexible to accommodate an upturn.

Our terminal capacity at present is adequate. Any recent complements to capacity are upgrades; planned build completions are strategic relocations for market penetration or service enhancements.

As stated in the conference call, for the year, capital expenditures are projected to be less than $100 million, compared to $193 million for the year 2000. This is due mainly to the reduced need for tractors and trailers and
terminal expansion as we are currently right sized for today's economy.   As the
economy warrants, these projects will be continued so that service levels will remain constant.

7. When USFC publicly stated an expectation of a weakening economy last May, shrinking shipment size was cited as a key leading indicator. Do you anticipate that this will be an early indicator of an economic turnaround? If not, what are the key metrics that you are focused on?

We monitor most of the major economic barometers and indices while participating in the ISI survey. We find that the best immediate indicator is a direct dialogue with our customers and the trends we see in daily pickup orders. We also make comparisons with earlier time periods and time periods year-to-year to uncover changes in customer shipping patterns. We look at total shipments and average weight per shipment

8. What specific types of warnings are you getting from retailers?

We are hearing from a number of major retailers that we do business with in the Midwest and Northeast that things are slow.

9. Can you expound on your answer about USF Worldwide? In other words, do you expect the losses to exceed the last 2 quarters of $3.3 million, despite some of the cost reductions?

We expect continued improvement in USF Worldwide operating results as the challenges relating to the numerous acquisitions are addressed. One of the most significant challenges ahead of us is in the area of Information Technology. We currently have multiple operating systems within the USF Worldwide operating units. We are in the final stages of preparation for transitioning the US operations to one IT platform. The USF Worldwide operations in the UK are scheduled for transition in Q3 after which all operating units worldwide will be on a common IT platform. These improvements along with revenue growth should lead to profitability over the two-year rebuilding process.

10. How bad is the freight forwarding market in terms of rates and volume (domestic and international), as we believe it is worse than LTL? I heard Chris say that international revenue is up, but is that on a same-store-sales basis, as you've been adding new markets in the past year.

With regard to the US domestic air freight market, we see a shift from our express services to our deferred services and an overall reduction in weight of approximately 12% compared to the same period in 2000. The US domestic air freight market, particularly the deferred services, is consistently price sensitive. With a few exceptions, we have seen growth in our US export volume from all of our locations compared to the same period last year.

11. Can you discuss both the near term and long term ramifications of receiving the Class A license in China? How long do you believe it will take to take advantage of the license and longer term, will this provide additional volume opportunities as well as cost savings by eliminating any third parties?

The Class A License provides USF Worldwide with a marketing edge over other forwarders who must use a third party Class A licensed forwarder and therefore cannot control the service, and risk losing the customer. In fact, a majority of large multinational companies shipping to or from China consider the license to be a necessary prerequisite in forwarder selection.

In the long term, eliminating the intermediary will improve cost efficiency, information integrity, and quality standards, also allowing establishment of direct buying power with carriers to lower costs. The license also allows us to integrate and directly manage the entire supply chain, thereby expanding revenue base while providing more responsive, quality service to our customers.

We have some unique opportunity to take advantage of the license. One of the opportunities is to provide round trip services for companies relocating manufacturing to China. For example: we are currently handling shipments from a large US manufacturer, managing export formalities and regulatory compliance from the US to the destination country (Korea, Japan or the Philippines). After the products are processed, we offer the same local services that we do at origin in the US before the products are re-exported to the US. As more manufacturing relocates to China, our opportunity is to extend these services worldwide to and from China, which we would not be able to do without a Class A license. The customer likes it because one company manages the entire process and carriers like it because we give them round trip business.

12. How has USF Processors addressed the difficulties it faced when handling large volumes during C00?

The situation referred to in earlier conference calls occurred during 2000 and was a result of overly aggressive processing projections by USF Processors in an attempt to assist a customer through a difficult business situation. The lessons learned from that difficult period have led to new procedures to ensure that this type of situation does not happen in the future.

13. What types of customers will Processors grow with in the future?

From a market prospective USF Processors is rolling out a new software product named "Return Manager" that we believe to be a quantum leap ahead of what is available in the reverse logistics marketplace. When fully deployed it will position USF Processors to compete effectively in virtually any reverse logistics market segment.

14. Do you stand to benefit from any special situations (i.e. the Ford recall of 13 million Firestone tires and the shift to other brands)?

The dry winter weather in the west could create more fires in the heat of summer. This would increase our business activity with the government related fire agencies. The Winter Olympics are to be staged in Salt Lake City in 2002, which should stimulate the local economy and our corresponding business towards the end of this year.

USF Holland did experience some uptick in Bridgestone/Firestone business during the recall earlier in the spring. There could be some stimulation of Goodyear LTL from Ford tire recall orders, although TL carriers would likely be the larger beneficiaries.

                                             SIGNATURES


 Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      USFREIGHTWAYS CORPORATION


                                   By:   /s/Christopher L. Ellis
                                            Christopher L. Ellis
                                            Senior Vice President, Finance and
                                                        Chief Financial Officer


Date:  June 8, 2001